Exhibit 99.1

Date: August 3, 2021	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, August 3, 2021— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended June 30, 2021. Earnings per share for the quarter were $0.92, compared to $0.46 in the same quarter of the prior year. Revenues for the quarter were $153 million, an increase from $130 million in the same quarter of the previous year.

The quarter-ending cash balance was $139 million, up $45M from June 30, 2020. The increase is a proxy for the strength of the Company’s service model. It reflects the increased levels of automation and resulting efficiencies in systems, as well as improvements to operations. With new accounts added, the resumption of medical procedures, increased claims and bill volumes, and demand for managed care, service lines are meeting or exceeding pre-pandemic levels.

As carriers and others in the industry experience resourcing difficulties, there will be increased appeal for alternative solutions to functions that have historically been handled in-house. These market forces tend to increase demand for the risk management services CorVel provides. With a robust foundation and proven results, the Company is well positioned to address this increased need in all markets served.

CorVel remains an organization focused upon improving healthcare experiences for the employees of client customers. In the most recent quarters, efforts have been focused upon building telehealth operations, strengthening and expanding the ability to integrate information across the various constituencies in an episode of care, and adding sophisticated analytic tools to better understand how to improve outcomes.

About CorVel

CorVel Corp. applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s expansion of telehealth operations and the Company’s continued investment in machine learning, artificial intelligence and other innovative technologies. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020, and December 31, 2020. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters Ended June 30, 2021 (unaudited) and June 30, 2020 (unaudited)

Quarter Ended	June 30, 2021	June 30, 2020
Revenues	$152,620,000	$129,600,000
Cost of revenues	115,407,000	103,091,000
Gross profit	37,213,000	26,509,000
General and administrative	16,645,000	15,585,000
Income from operations	20,568,000	10,924,000
Income tax provision	3,725,000	2,622,000
Net income	$16,843,000	$8,302,000
Earnings Per Share:
Basic	$0.94	$0.46
Diluted	$0.92	$0.46
Weighted Shares
Basic	17,897,000	17,983,000
Diluted	18,220,000	18,114,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

June 30, 2021 (unaudited) and March 31, 2021

	June 30, 2021	March 31, 2021
Cash	$138,662,000	$139,716,000
Customer deposits	52,470,000	56,497,000
Accounts receivable, net	67,257,000	64,722,000
Prepaid taxes and expenses	8,488,000	8,006,000
Property, net	70,736,000	70,619,000
Goodwill and other assets	40,479,000	39,876,000
Right-of-use asset, net	44,391,000	45,324,000
Total	$422,483,000	$424,760,000
Accounts and taxes payable	$16,265,000	$13,574,000
Accrued liabilities	135,993,000	148,886,000
Long-term lease liabilities	40,686,000	41,898,000
Paid-in capital	192,434,000	185,944,000
Treasury stock	(578,631,000)	(564,435,000)
Retained earnings	615,736,000	598,893,000
Total	$422,483,000	$424,760,000